Exhibit 10.2

FOURTH AMENDMENT

TO THE

FIFTH THIRD BANCORP NONQUALIFIED DEFERRED COMPENSATION PLAN

(January 1, 2013 Restatement)

WHEREAS, Fifth Third Bank (“Fifth Third”) sponsors and maintains the Fifth Third Bancorp Nonqualified Deferred Compensation Plan, as amended and restated effective January 1, 2013 (“Plan”);

WHEREAS, Fifth Third desires to amend the Plan to provide for the elimination of an investment benchmark that is based upon the performance of Fifth Third common stock effective as of September 20, 2019; and

WHEREAS, pursuant to Plan section 15.1, Fifth Third reserved the right to amend the Plan at any time, and delegated authority to the Fifth Third Bank Pension, 401(k) and Medical Plans Committee and its Chairman to amend the Plan.

NOW, THEREFORE, effective as of the execution date of this Fourth Amendment, the Plan is hereby amended in the following respects:

1.	Section 8.2 of the Plan is amended to add the following paragraph at the end:

“Notwithstanding the foregoing, as of September 20, 2019, the Fifth Third Stock Fund shall cease to be used as an investment benchmark. The Committee shall have the authority and is directed to take any and all actions as are necessary to effect the provisions of this paragraph.”

2.	Except as otherwise amended herein, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, Fifth Third has caused this amendment to be executed by its duly authorized representative this 12th day of April, 2018.

FIFTH THIRD BANK

By:	/s/ Robert P. Shaffer
Chairperson for the Fifth Third Bank Pension, 401(k) and Medical Plan Committee